SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT: May 3, 2005

(Date of earliest event reported)

______________________________

Electric Aquagenics Unlimited, Inc.

(Exact name of registrant as specified in its charter)

               UTAH

333-86830

       87-0654478

        (State or other jurisdiction of

    Commission File Number

     (I.R.S. Employer

        incorporation)

     Identification Number)

1464 West 40 South, Suite 200

Lindon, Utah

84042

        (Address of principal executive offices)

          (Zip Code)

Registrant's telephone number, including area code:  (801) 443-1031

  N/A

       (Former Name or Former Address, if Changed Since Last Report)

Item 3.02

Unregistered Sales of Equity Securities.

As of May 3, 2005 the Company has sold and issued a total of 850,000 unregistered shares of its $0.0001 par value common stock (the “Shares”) in a private offering to accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933) pursuant to a Selling Agreement between the Company and Nexcore Capital, Inc. dated February10, 2005.

The Shares were sold in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.  The transaction is exempt under Section 4(2) of the Securities Act of 1933 because it did not involve a public offering, and on the basis that each investor is an accredited investor as defined in Rule 501 of Regulation D.  The shares sold are “restricted securities” as defined in Rule 144 (a)(3).  Further, each common stock certificate issued in connection with this private offering will bear a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of the Company’s counsel that registration is not required under the Securities Act of 1933.

Pursuant to the Selling Agreement between the Company and Nexcore, the Company has paid to Nexcore a cash fee in the amount of $267,750, representing nine percent (9%) of the aggregate gross proceeds to the Company from the sale of the Shares through the efforts of Nexcore.  In addition, the Company paid to Nexcore a non-accountable expense allowance in the amount of $89,250, representing three percent (3%) of the aggregate gross proceeds to the Company from the sale of the Shares through the efforts of Nexcore.  Additionally, the Company has issued to Nexcore a five (5) year warrant to purchase 25,500 shares of the Company’s common stock at an initial exercise price of $5.00 per share.

The Shares were offered and sold for a purchase price of $3.50 per share.  The offering resulted in net proceeds to the Company, after payment of all selling expenses, of approximately $2,618,000, all of which will be used as working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

 ELECTRIC AQUAGENICS UNLIMTED, INC.

Date: May 5, 2005

By: /s/ Gaylord M. Karren____

      Name: Gaylord M. Karren

      Title: Chief Executive Officer

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